Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 17, 2025

Registration Statement No. 333-283172

Registration Statement No. 333-283172-01

Enterprise Products Operating LLC

Enterprise Products Partners L.P.

PRICING TERM SHEET

The information in this pricing supplement supplements the preliminary prospectus supplement, dated June 17, 2025 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.

Ratings*:	A3 by Moody’s Investors Service, Inc. A- by S&P Global Ratings A- by Fitch Ratings Inc.

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Trade Date:	June 17, 2025

Expected Settlement Date**:	June 20, 2025 (T+2)

Net Proceeds (after underwriting discounts and $5.2 million of other offering expenses):	$1,979,127,500

	$500,000,000 4.30% Senior Notes Due 2028 (the “2028 Notes”)	$750,000,000 4.60% Senior Notes Due 2031 (the “2031 Notes”)	$750,000,000 5.20% Senior Notes Due 2036 (the “2036 Notes”)

Principal Amount:	$500,000,000	$750,000,000	$750,000,000

Maturity Date:	June 20, 2028	January 15, 2031	January 15, 2036

Benchmark Treasury:	3.875% due June 15, 2028	4.000% due May 31, 2030	4.250% due May 15, 2035

Benchmark Treasury Yield:	3.897%	3.987%	4.391%

Spread to Benchmark Treasury:	+45 bps	+65 bps	+85 bps

Yield to Maturity:	4.347%	4.637%	5.241%

Coupon:	4.30%	4.60%	5.20%

Price to Public:	99.869% of the principal amount	99.816% of the principal amount	99.665% of the principal amount

Make-Whole Call:	T + 10 bps	T + 10 bps	T + 15 bps

Call at Par:	On or after May 20, 2028	On or after December 15, 2030	On or after October 15, 2035

Interest Payment Dates:	June 20 and December 20, beginning December 20, 2025	January 15 and July 15, beginning January 15, 2026	January 15 and July 15, beginning January 15, 2026

CUSIP / ISIN:	29379VCJ0 / US29379VCJ08	29379VCK7 / US29379VCK70	29379VCL5 / US29379VCL53

Joint Book-Running Managers:

Citigroup Global Markets Inc.

BBVA Securities Inc.

Deutsche Bank Securities Inc.

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Credit Agricole Securities (USA) Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

Barclays Capital Inc.

BofA Securities, Inc.

BMO Capital Markets Corp.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

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*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.
**

We expect delivery of the 2028 Notes, the 2031 Notes and the 2036 Notes will be made against payment therefor on or about June 20, 2025, which is the second business day following the date of pricing of such notes (such settlement being referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2028 Notes, the 2031 Notes and/or the 2036 Notes prior to the first trading day prior to the closing of this offering will be required, by virtue of the fact that such notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. at (800) 831-9146, BBVA Securities Inc. at (800) 422-8692, Deutsche Bank Securities Inc. at (800) 503-4611, Scotia Capital (USA) Inc. at (800) 372-3930 and TD Securities (USA) LLC at (855) 495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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